Exhibit 10.1
S1 CORPORATION
CHANGE IN CONTROL
SEVERANCE PAY PLAN
          S1 Corporation (the “Company”), sets forth herein the terms of its Change in Control Severance Pay Plan (the “Plan”) as follows:
SECTION 1. PURPOSE.
          The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued employment with and dedication to the Company of certain of the Company’s and its Affiliate’s officers and employees in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.
SECTION 2. DEFINITIONS.
          (a) “Accrued Obligations” means, with respect to an Employee, the sum of (1) the Employee’s Annual Base Salary earned through the Date of Termination, (2) the Employee’s Commissions earned through the Date of Termination, and (3) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid.
          (b) “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended, including, without limitation, any subsidiary.
          (c) “Annual Base Salary” means, with respect to an Employee, the greater of (a) the annual base salary payable to the Employee by the Company and its Affiliates as of the Date of Termination or (b) the amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Employee by the Company and its Affiliate in respect of the twelve-month period immediately preceding the month in which the Date of Termination occurs.
          (d) “Board” means the Board of Directors of the Company.

          (e) “S1 Corporation Service Provider” means any employee or independent contractor of the Company or any of its Affiliates.
          (f) “Cause” for termination of an Employee’s employment by the Company shall be deemed to exist if: (a) the Employee is found guilty by a court of having committed fraud or theft against the Company and such conviction is affirmed on appeal or the time for appeal has expired; (b) the Employee is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (c) in the reasonable judgment of the Board, the Employee has compromised confidential information, trade secrets or other valuable proprietary information of the Company; or (d) in the reasonable judgment of the Board, the Employee has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its Affiliates, the continuation of which will continue to substantially and materially harm the business and operations of the Company or any of its Affiliates in the future.
          (g) “Change in Control” means any of the following to occur, provided that only the first such event to occur shall be a Change in Control for purposes of this Plan:
               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person’) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (h), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(h); or
               (2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
               (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (h) “Change in Control Date” means, with respect to a Change in Control Event, the date of consummation of the Change in Control relating to such Change in Control Event.

          (i) “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.
          (j) “Change in Control Period” means the period commencing upon a Change in Control Event and ending one year after the Change in Control Date.
          (k) “Commissions” means, with respect to an Employee, the amount earned and payable to the Employee as commissions payment in accordance with the incentive compensation plan applicable to such Employee through the Date of Termination.
          (l) “Company” means S1 Corporation or, from and after a Change in Control of the Company, the successor to the Company in any such Change in Control.
          (m) “Comparable Position” means a job of similar duties as with the Company, and such pay and benefits at a level that would not give rise to Good Reason under this Plan.
          (n) “Date of Termination” means, with respect to an Employee, the effective date of termination of the Employee’s employment with the Company or any of its Affiliates.
          (o) “Employee” means an employee of the Company or an Affiliate of the Company, who was an employee of the Company or its Affiliate immediately prior to the Change in Control Event and who is not a party to an individual change in control agreement that provides for the same or better benefits than are provided by this Plan and who is an Executive, Vice President, General Manager, Director, Manager, Senior Individual Contributor or Individual Contributor.
          (p) “Good Reason” means, with respect to an Employee: (i) any reduction in the Employee’s base salary, (ii) any reduction in the Employee’s incentive compensation plan in a fiscal year, provided the Employee continues in the same position, (iii) any reduction in the aggregate employee benefits provided to such Employee, (iv) that the Employee has his or her responsibilities or areas of supervision with the Company substantially reduced or modified, or (v) that the Employee is required to move his or her employment location to a location 35 miles or more from his or her job-site immediately prior to the Effective Date.
          (q) “Other Benefits” means, with respect to an Employee, any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

          (r) “Severance Period” means (i) the number of months equivalent to the period on which the severance benefits payable pursuant to Section 4(a)(i)(B) are determined for an Employee who is an Executive Officer, Vice President, General Manager or Director; (ii) three (3) months for an Employee who is a Manager or Senior Individual Contributor; and (iii) two (2) months for an Employee who is an Individual Contributor.
SECTION 3. TERM.
          This Plan shall be effective for a period commencing on May 3, 2006 and ending on May 31, 2008; provided, however, that, in the event of a Change in Control Event during the term of this Plan, the term of this Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect for the Change in Control Period relating to such Change in Control Event and until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.
SECTION 4. SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.
          (a) Good Reason; Other Than for Cause. If a Change in Control Event occurs during the term of this Plan and the Company terminates an Employee’s employment other than for Cause or the Employee terminates employment for Good Reason during the Change in Control Period and the Change in Control is consummated:
               (i) The Company shall pay to the Employee the following amounts:
                    (A) the Accrued Obligations in a lump sum in cash within 10 business days of the Date of Termination or the Change in Control Date, if later;
                    (B) the severance benefits provided in Schedules A, B, C, D or E as applicable; provided further, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule F, and the revocation period for such Waiver and Release has passed.
               The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 10 business days of the Employee’s Date of Termination or Change in Control Date, if later; provided further, that the Company shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Date of

Termination to satisfy the 21 or 45 day consideration period, as applicable, under the Waiver and Release. All severance benefits provided to an Employee pursuant to subparagraph (B) of this Section 4(a)(i) shall be reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law.
               The mere occurrence of a Change in Control shall not be treated as a termination of an Employee’s employment under this Plan, nor shall the mere transfer of an Employee’s employment to an Affiliate of the Company be treated as a termination under this Plan. Further, an Employee shall not be eligible for any severance benefits provided in subparagraph (B) of this Section 4(a)(i) if, after the Change in Control, the Employee is terminated as a result of an acquisition, sale, spin-off, outsourcing or other business transaction of the Company or its Affiliate in connection with which (1) the successor party agrees for the remaining duration of the Change in Control Period, and agrees to cause its applicable affiliate, to provide severance benefits at least equal to those provided under this Plan, and (2) the Employee either is offered continued employment with the successor party or its affiliate in a Comparable Position to the one held by the Employee immediately prior to his or her Date of Termination or declines an interview for such a Comparable Position.
               Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Employee’s employment with the Company, the Employee would receive any payment that, absent the application of this paragraph of Section 4(a)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Employee’s Date of Termination, (2) the Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
               (ii) For the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue health benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the health benefit plan provided by the Company and its Affiliates for medical, prescription, and dental benefits to the extent applicable generally to other peer employees of the Company and its Affiliates, as if the Employee’s employment had not been terminated and with the same the level of monthly Employee contribution as applicable prior to termination of employment; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
               (iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee all Other Benefits.
               (iv) Immediately prior to a Change in Control, all equity compensation grants made to an Employee by the Company that are outstanding at the time of such Change in Control shall be accelerated and shall fully vest. This Plan is intended to amend all equity compensation grants previously awarded to Employees to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such equity compensation grants.
          (b) Cause; Other Than for Good Reason. If the Employee’s employment is terminated for Cause during the Change in Control Period, this Plan shall terminate without further obligations to the Employee, other than the obligation to pay to the Employee (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Employee and (z) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid. If the Employee voluntarily terminates employment during the Change in Control Period, excluding a termination for Good Reason, this Plan shall terminate without further obligations to the Employee, other than for Accrued Obligations and the timely payment or provision of Other Benefits through the Date of Termination. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination or as otherwise required by law.
SECTION 5. CONFIDENTIALITY.
          An Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Plan). After the Employee’s Date of Termination, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
SECTION 6. EXPENSES.
          The Company shall pay any and all reasonable legal fees and expenses incurred by an Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.
SECTION 7. WITHHOLDING.
          Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Employee or his or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.
SECTION 8. NO DUTY TO MITIGATE.
          An Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.
SECTION 9. AMENDMENT, SUSPENSION OR TERMINATION.
          This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following a Change in Control Event and during the Change in Control Period relating to such Change in Control Event, the Board may not amend, suspend or terminate this Plan without the consent of all Employees then subject to the Plan.
SECTION 10. GOVERNING LAW.
          This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Delaware, excluding the choice of law rules thereof.
SECTION 11. SEVERABILITY.
          If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 12. DISCLAIMER OF RIGHTS.
          No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.
SECTION 13. CAPTIONS.
          The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.
SECTION 14. NUMBER AND GENDER.
          With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
SECTION 15. SECTION 409A.
          It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.
* * * * *
          This Plan was duly adopted and approved by the Board of Directors as of the 3rd day of May, 2006.

/s/ Richard P. Dobb

Secretary of the Company

Schedule A
Executive Officer Without an Employment Agreement
     If the Employee is a Executive Officer of the Company and does not have an individual employment agreement with the Company, an amount equal to the Employee’s Annual Base Salary.

Schedule B
Vice President/General Manager
     If the Employee is a Vice President or General Manager an amount equal to the product of (a) nine (9), multiplied by (b) one-twelfth of the Employee’s Annual Base Salary.

Schedule C
Directors
     If the Employee is a Director an amount equal to the product of (a) six (6), multiplied by (b) one-twelfth of the Employee’s Annual Base Salary.

Schedule D
Manager or Senior Individual Contributor
     If the Employee is a Manager or Senior Individual Contributor an amount equal to the product of (a) either (i) the sum of (x) two plus (y) the number of complete years of service with the Company (subject to a maximum of twenty-four (24)), or (ii) such other number as may be designated by the Company in writing on or prior to August 1, 2006 (subject to a maximum of twelve (12)), multiplied by (b) one-twenty-fourth of the Employee’s Annual Base Salary.

Schedule E
Individual Contributor
     If the Employee is an Individual Contributor, an amount equal to the product of (a) either (i) the sum of (x) one plus (y) the number of complete years of service with the Company, or (ii) such other number as may be designated by the Company in writing on or prior to August 1, 2006 (in each case subject to a maximum of twelve (12)), multiplied by (b) one-twenty-fourth of the Employee’s Annual Base Salary.

Schedule F
Waiver and Release Agreement
          THIS WAIVER AND RELEASE AGREEMENT is entered into as of                     , 200 ___ (the “Effective Date”), by                      (the “Employee”) in consideration of the severance pay provided to the Employee by S1 Corporation (“Company”) pursuant to the S1 Corporation Severance Pay Plan (the “Severance Payment”).
          1. Waiver and Release. The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.
               The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law. He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.
               The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.
          2. Acknowledgments. The Employee is signing this Waiver and Release Agreement knowingly and voluntarily. He or she acknowledges that:
(a)	He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)	He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)	He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)	He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)	He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or

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her signing of this Waiver and Release Agreement that he or she may have against the Employer; and
(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.
          3. No Admission of Liability. This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.
          4. Entire Agreement. There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.
          5. Execution. It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.
          6. Severability. If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.
          7. Governing Law. This Waiver and Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.
          8. Headings. Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

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     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EMPLOYEE:

[Name]

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